Exhibit 16.1

March 21, 2019

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 16F of Form 20-F dated March 21, 2019, of Star Bulk Carriers Corp. and are in agreement with the statements contained in paragraphs two and four therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece